Exhibit 99.1

CHEM RX FILES CHAPTER 11 TO FACILITATE REORGANIZATION

Long Beach, NY, May 11, 2010 – Chem Rx Corporation (Pink Sheets: CHRX.PK), the third largest long term care pharmacy in the United States, along with certain operating subsidiaries today announced that it has filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. This process will provide the most effective way for Chem Rx Corporation (“Chem Rx”) to preserve the value of the company for all stakeholders, including employees, and maintain normal business operations while it works with its lenders to reach agreement on a restructuring of the company.

“Over the past 40 years, we have won our clients’ loyalty by providing them with the drugs and supplies they need accurately, on time and at competitive prices,” said Jerry Silva, Chem Rx CEO. “This restructuring process will provide us with the court protection necessary to ensure that Chem Rx continues to provide these services. We expect to reach an agreement with our lenders that will allow us to facilitate a reorganization and position us strongly for the future.”

Chem Rx’s management team led by Jerry Silva, CEO, and Steve Silva, president and COO, will continue to be responsible for the day-to-day operations of the company. Chem Rx has engaged investment banker Lazard Middle Market LLC to help it facilitate a restructuring of the company.

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx annually provides over six million prescriptions to over 69,000 residents of more than 400 institutional facilities. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Chem Rx Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.

Press Contacts
Susan Stillings or Giovanna Konicke Brunswick Group
(212) 333-3810